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EXHIBIT 99.1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, including amendments thereto, with regard to the common stock of Austins Steaks & Saloon, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this agreement as of the 24th day of July, 2002.

Date: July 24, 2002	/s/ Titus Greene Titus Greene
Date: July 24, 2002	/s/ G. Thomas Cliett G. Thomas Cliett
Date: July 24, 2002	/s/ Charles W. Mantooth Charles W. Mantooth
Date: July 24, 2002	/s/ Thomas M. Hontzas Thomas M. Hontzas

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  EXHIBIT 99.1
JOINT FILING AGREEMENT